EXHIBIT 99

NEWS:

The Sherwin-Williams Company ● 101 West Prospect Avenue ●

Cleveland, Ohio 44115 ● (216) 566-2140

The Sherwin-Williams Company Reports 2015 Year-end Financial Results

•	Consolidated net sales for the year increased 1.9% to a record $11.34 billion

•	Full year diluted net income per common share increased 27.1% to a record $11.16 per share

•	Earnings before interest, taxes, depreciation and amortization increased $287.9 million in the year to a record $1.81 billion

•	Net operating cash increased $365.9 million to a record $1.45 billion

•	The Company anticipates diluted earnings per share for 2016 in the range of $12.20 to $12.40 per share

CLEVELAND, OHIO, January 28, 2016 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2015. Compared to the same periods in 2014, consolidated net sales increased $209.8 million, or 1.9%, to $11.34 billion in the year and increased $35.2 million, or 1.4%, to $2.60 billion in the quarter due primarily to higher paint sales volume in our Paint Stores and Consumer Groups. Unfavorable currency translation rate changes decreased consolidated net sales 3.3% in the year and 3.6% in the quarter.

Diluted net income per common share in the year increased to $11.16 per share from $8.78 per share in 2014 and increased in the quarter to $2.12 per share compared to $1.37 per share a year ago. The increases in full year and fourth quarter diluted net income per common share were due primarily to improved operating results of the Paint Stores and Consumer Groups. Unfavorable currency translation rate changes decreased diluted net income per common share by $.26 per share for the year and $.06 per share in the quarter.

Net sales in the Paint Stores Group increased 5.2% to $7.21 billion in the year and increased 5.9% to $1.68 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments. Net sales from stores open for more than twelve calendar months increased 4.2% in the year and 5.1% in the quarter over last year’s comparable periods. Paint Stores Group segment profit increased to $1.43 billion in the year from $1.20 billion last year and increased to $316.1 million in the quarter from $247.5 million last year due primarily to higher paint sales volume. Segment profit as a percent to net sales increased in the year to 19.9% from 17.5% in 2014 and increased in the quarter to 18.9% from 15.6% last year.

Net sales of the Consumer Group increased 11.1% to $1.58 billion in the year and increased 13.6% to $314.6 million in the quarter due primarily to sales of HGTV HOME® by Sherwin-Williams paint to Lowe’s stores. Segment profit increased to $308.8 million in the year from $252.9 million last year and increased $20.6 million to $50.9 million from $30.3 million last year due primarily to improved operating efficiencies. As a percent to net external sales, segment profit increased in the year to 19.6% from 17.8% in 2014 and increased in the quarter to 16.2% from 11.0% last year.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 7.9% to $1.92 billion in the year and decreased 9.5% to $454.8 million in the quarter. Unfavorable currency translation rate changes decreased net sales 7.5% and 7.1% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year was essentially flat at $201.9 million compared to $201.1 million last year due primarily to decreasing raw material costs and good cost control partially offset by unfavorable currency translation rate changes and a gain on the early termination of a customer agreement in the third quarter 2014. Segment profit increased in the quarter to $50.6 million from $39.0 million last year due primarily to decreasing raw material costs and good cost control partially offset by unfavorable currency translation rate changes. Unfavorable foreign currency translation rate changes decreased segment profit $26.5 million in the year and $4.9 million in the quarter. As a percent to net external sales, segment profit was 10.5% in twelve months 2015 compared to 9.7% in 2014 and 11.1% in the quarter versus 7.8% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 18.2% to $631.0 million in the year and decreased 23.5% to $158.7 million in the quarter due primarily to unfavorable currency translation rate changes and lower paint sales volume partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 19.3% and 21.4% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year decreased to $18.5 million compared to $40.5 million last year and decreased to $2.8 million in the quarter from $13.0 million last year due primarily to increasing raw material costs, lower paint sales volume, and unfavorable currency translation rate changes partially offset by selling price increases. Foreign currency translation rate changes reduced segment profit $16.0 million in the year and decreased segment profit $5.3 million in the quarter. As a percent to net external sales, segment profit was 2.9% in twelve months compared to 5.2% in 2014 and 1.8% in the quarter versus 6.3% in the fourth quarter last year.

The Company acquired 1.00 million shares of its common stock through open market purchases in the quarter bringing our total purchased to 3.58 million shares in the year. The Company had remaining authorization at December 31, 2015 to purchase 11.65 million shares.

Commenting on the financial results, John G. Morikis, President and Chief Executive Officer, said, “It is gratifying to report another year of record performances in sales, net income, which surpassed $1.0 billion for the first time, earnings per share, earnings before interest, taxes, depreciation and amortization and net operating cash.

“Over the past year, our Paint Stores Group grew architectural sales volume across every end market segment and delivered positive operating results. The Consumer Group improved its operating results through improved operating efficiencies. The HGTV HOME® by Sherwin-Williams paint program continues to drive sales improvements in Consumer Group. Our Global Finishes Group improved segment profit as a percent to sales through greater operating efficiencies and good cost control. The Latin America Coatings Group continues to manage through the negative effects of currency devaluation and weak end market demand in some geographies by raising selling prices and good cost control.

“We continue to generate significant cash from operations allowing us to invest in the business and return a substantial portion to our shareholders. In 2015, we generated net operating cash flow of $1.45 billion. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at December 31, 2015 was 8.6% compared to 10.1% last year. In 2015, we added 83 net new stores, finishing the year with 4,086 stores in operation. During the year, we continued to buy our stock on the open market and increased our annual cash dividend approximately 22% to $2.68 per common share. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“In the first quarter of 2016, we anticipate our consolidated net sales will increase a low single digit percentage compared to the first quarter of 2015. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2016 will be in the range of $1.50 to $1.65 per share compared to $1.38 per share earned in the first quarter of 2015. For the full year 2016, we expect consolidated net sales to increase a low single digit percentage compared to full year 2015. With annual sales at that level, we anticipate diluted net income per common share for 2016 will be in the range of $12.20 to $12.40 per share compared to $11.16 per share earned in 2015.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2015, and its outlook for the first quarter and full year 2016, at 11:00 a.m. EST on Thursday, January 28, 2016. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 28th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 17, 2016 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2015	2014	2015	2014
Net sales	$2,604,596	$2,569,412	$11,339,304	$11,129,533
Cost of goods sold	1,282,357	1,351,437	5,780,078	5,965,049
Gross profit	1,322,239	1,217,975	5,559,226	5,164,484
Percent to net sales	50.8%	47.4%	49.0%	46.4%
Selling, general and administrative expenses	991,472	985,329	3,913,518	3,822,966
Percent to net sales	38.1%	38.3%	34.5%	34.3%
Other general expense - net	12,853	25,411	30,268	37,482
Interest expense	19,560	15,412	61,791	64,205
Interest and net investment income	(456)	(885)	(1,399)	(2,995)
Other expense (income) - net	1,589	3,837	6,082	(15,400)

Income before income taxes	297,221	188,871	1,548,966	1,258,226
Income taxes	99,204	56,128	495,117	392,339

Net income	$198,017	$132,743	$1,053,849	$865,887

Net income per common share:
Basic	$2.15	$1.40	$11.38	$8.95
Diluted	$2.12	$1.37	$11.16	$8.78
Average shares outstanding - basic	91,591,944	94,527,134	92,197,207	96,190,101

Average shares and equivalents outstanding - diluted	93,188,994	96,441,049	94,024,136	98,075,435

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 28th release.

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